                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-75068

PROSPECTUS

                                  $500,000,000
                            IRON MOUNTAIN INCORPORATED

               DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                           COMMON STOCK AND WARRANTS

                                ----------------

We may from time to time offer:

-      debt securities;

-      shares of our preferred stock;

- fractional shares of our preferred stock in the form of depositary shares;

-      shares of our common stock;

-      warrants to purchase any of these
       securities; or

-      stock purchase contracts.

    The securities we offer will have an aggregate public offering price of up to $500,000,000. These securities may be offered and sold separately or together in units with other securities described in this prospectus.

    In connection with the debt securities, substantially all of our present and future wholly owned domestic subsidiaries may, on a joint and several basis, offer full and unconditional guarantees of our obligations under the debt securities.

    IM Capital Trust I may, from time to time, offer trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately or together in units with other securities described in this prospectus.

    We and IM Capital Trust I will indicate the particular securities we offer and their specific terms in a supplement to this prospectus. In each case we would describe the type and amount of securities we are offering, the initial public offering price and the other terms of the offering.

    Our common stock is listed on the New York Stock Exchange under the symbol "IRM." We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement will disclose the exchange or market.

    INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Our and IM Capital Trust I's principal place of business is 745 Atlantic Avenue, Boston, Massachusetts 02111 and our and IM Capital Trust I's telephone number is (617) 535-4766.

                 THE DATE OF THIS PROSPECTUS IS FEBRUARY 11, 2002.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................     (i)
Cautionary Note Regarding Forward-Looking Statements........    (ii)
Our Company.................................................      1
IM Capital Trust............................................      1
Risk Factors................................................      2
Ratio of Earnings to Fixed Charges..........................      7
Use of Proceeds.............................................      8
Description of Our Debt Securities..........................      8
Description of Our Capital Stock............................     16
Description of Our Depositary Shares........................     18
Description of Our Warrants.................................     21
Description of the Stock Purchase Contracts and the Stock
  Purchase Units............................................     22
Description of the Trust Preferred Securities...............     23
Description of the Trust Preferred Securities Guarantee.....     24
Relationship Among the Debt Securities, the Trust Preferred
  Securities and the Trust Preferred Securities Guarantee...     28
Description of Certain Provisions of Pennsylvania Law and
  Our Articles of Incorporation and Bylaws..................     30
Plan of Distribution........................................     31
Validity of the Offered Securities..........................     32
Experts.....................................................     33
Where You Can Find More Information.........................     33
Documents Incorporated By Reference.........................     33

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of proceeds of $500,000,000 or the equivalent denominated in foreign currency. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

    We have not included, or incorporated by reference, separate financial statements of IM Capital Trust I in this prospectus. Neither we nor IM Capital Trust I consider these financial statements material to holders of the trust preferred securities because:

    - IM Capital Trust is a special purpose entity;

    - IM Capital Trust does not have any operating history or independent operations; and

    - IM Capital Trust is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding our debt securities and engaging in related activities.

                                      (i)

    Furthermore, the combination of our obligations under our debt securities, the associated indentures, IM Capital Trust's declaration of trust and our related guarantees provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that IM Capital Trust will file reports with the SEC under the Securities Exchange Act of 1934, as amended.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS DOCUMENT AND ANY PROSPECTUS SUPPLEMENT. NEITHER WE NOR IM CAPITAL TRUST HAVE AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER WE NOR IM CAPITAL TRUST ARE MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

    REFERENCES IN THIS PROSPECTUS TO THE TERMS "WE," "OUR" OR "US" OR OTHER SIMILAR TERMS MEAN IRON MOUNTAIN INCORPORATED AND ITS CONSOLIDATED SUBSIDIARIES, UNLESS WE STATE OTHERWISE OR THE CONTEXT INDICATES OTHERWISE. REFERENCES IN THIS PROSPECTUS TO "IM CAPITAL TRUST" MEANS IM CAPITAL TRUST I.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern our operations, economic performance and financial condition. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

    Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. For a more detailed discussion of some of these factors, please read carefully the information under "Risk Factors" beginning on page 2.

    - difficulties related to the integration of acquisitions generally and, more specifically, the integration of our operations and those of Pierce Leahy Corp.;

    - unanticipated costs as a result of our acquisition of Pierce Leahy;

    - the uncertainties related to international expansion and operations;

    - the uncertainties related to expansion into digital businesses, including the timing of introduction and market acceptance of our products and services;

    - rapid and significant changes in technology;

    - the cost and availability of appropriate storage facilities;

    - changes in customer preferences and demand for our services;

    - our significant indebtedness and the cost and availability of financing for contemplated growth; and

    - other general economic and business conditions.

    These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. We assume no obligation to update or revise the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                      (ii)

                                  OUR COMPANY

    We are the leader in records and information management services. We are an international, full-service provider of records and information management and related services, enabling customers to outsource these functions. We have a diversified customer base, which includes more than half of the Fortune 500 and numerous commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations. We provide storage for all major media, including paper, which is the dominant form of records storage, magnetic media, including computer tapes, microfilm and microfiche, master audio and video tapes, film and optical disks, X-rays and blueprints. Our principal services provided to our storage customers include courier pick-up and delivery, filing, retrieval and destruction of records, database management, customized reporting and disaster recovery support. We also sell storage materials, including cardboard boxes and magnetic media, and provide confidential destruction, consulting, facilities management, fulfillment and other outsourcing services.

    As of December 31, 2001, we provided services to over 125,000 customer accounts in 80 markets in the United States and 44 markets outside of the United States. We employ over 10,000 people and operate more than 650 records management facilities in the United States, Canada, Europe and Latin America.

                                IM CAPITAL TRUST

    IM Capital Trust is a subsidiary of ours. IM Capital Trust was created under the Delaware Business Trust Act and is governed by a declaration of trust, as it may be amended and restated from time to time, among the trustees of IM Capital Trust and us.

    When IM Capital Trust issues its trust preferred securities, the holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of IM Capital Trust. We will acquire all of the issued and outstanding trust common securities of IM Capital Trust, representing an undivided beneficial interest in the assets of IM Capital Trust of at least 3%.

    IM Capital Trust will exist primarily for the purposes of:

    - issuing its trust preferred and trust common securities;

    - investing the proceeds from the sale of its trust preferred and trust common securities in our debt securities; and

    - engaging in other activities only as are necessary or incidental to issuing its securities and purchasing and holding our debt securities.

    The debt securities IM Capital Trust purchases from us may be subordinated debt securities or senior debt securities, and may be fully and unconditionally guaranteed by substantially all of our present and future wholly owned domestic subsidiaries. We will specify the type of debt security in a prospectus supplement.

    IM Capital Trust has three trustees. One of the trustees, referred to as the regular trustee, is an individual who is an officer and employee of Iron Mountain. Additional regular trustees may be appointed in the future. The second trustee is The Bank of New York, which serves as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The third trustee is The Bank of New York (Delaware), which has its principal place of business in the State of Delaware, and serves as the Delaware trustee of IM Capital Trust.

    The Bank of New York, acting in its capacity as guarantee trustee, will hold for the benefit of the holders of trust preferred securities a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939.

    Unless otherwise provided in the applicable prospectus supplement, because we will own all of the trust common securities of IM Capital Trust, we will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The term of IM Capital Trust will be described in the applicable prospectus supplement, but may dissolve earlier, as provided in IM Capital Trust's declaration of trust, as it may be amended and restated from time to time.

    The rights of the holders of the trust preferred securities of IM Capital Trust, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of IM Capital Trust, will be contained in and governed by the declaration of trust of IM Capital Trust, as it may be amended and restated from time to time, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR SECURITIES.

ACQUISITION AND INTERNATIONAL EXPANSION RISKS

FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED OPERATIONS COULD REDUCE OUR FUTURE RESULTS OF OPERATIONS.

    The success of any acquisition depends in part on our ability to integrate the acquired company. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our management's attention and our financial and other resources.

    In particular, the integration of our operations and the operations formerly conducted under the name Pierce Leahy has presented and will continue to present a significant challenge to our management. We began integrating the cultures, operating systems, procedures and information technologies of Iron Mountain and Pierce Leahy approximately two years ago. The integration process is continuing and will proceed for up to one more year.

    We can give no assurance that we will ultimately be able to effectively integrate and manage the operations of any acquired business, in general, and Pierce Leahy, in particular. Nor can we assure you that we will be able to maintain or improve the historical financial performance of Iron Mountain, Pierce Leahy or our other acquisitions. The failure to successfully integrate these cultures, operating systems, procedures and information technologies could have a material adverse effect on our results of operations.

FAILURE TO ACHIEVE EXPECTED COST SAVINGS AND UNANTICIPATED COSTS RELATED TO INTEGRATING ACQUIRED COMPANIES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    Our estimates of annual operating cost savings for acquired companies are a function of the nature and timing of individual acquisition integration plans. These savings result primarily from the elimination of redundant corporate expenses and more efficient operations and utilization of real estate. However, unanticipated future operating expenses or acquisition related expenses, or other adverse developments, could reduce or delay realization of these cost savings and materially affect our results of operations. The integration of Pierce Leahy poses a particular risk due to the size and complexity of the integration plan.

    Our operating results may fluctuate from quarter to quarter due to the integration of current and future acquisitions. It is difficult to precisely forecast the magnitude and timing of integration and merger-related expenses. These expenses may be material to the financial results of a given quarter.

Therefore, operating results for any fiscal quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year.

WE MAY BE UNABLE TO CONTINUE OUR INTERNATIONAL EXPANSION.

    Our growth strategy involves expanding operations into international markets, and we expect to continue this expansion. Europe and Latin America have been our primary areas of focus for international expansion. We have entered into joint ventures and have acquired all or a majority of the equity in records and information management services businesses operating in these areas and are actively pursuing additional opportunities. This growth strategy involves risks. We may be unable to pursue this strategy in the future. For example, we may be unable to:

    - identify suitable companies to acquire;

    - complete acquisitions on satisfactory terms;

    - incur additional debt necessary to acquire suitable companies if we are unable to pay the purchase price out of working capital, common stock or other equity securities; or

    - enter into successful business arrangements for technical assistance or management and acquisition expertise outside of the United States.

    We also compete with other records and information management services providers for companies to acquire. Some of our competitors may possess greater financial and other resources than we do. If any such competitor were to devote additional resources to such acquisition candidates or focus its strategy on our international markets, our results of operations could be adversely affected.

WE MAY NOT BE ABLE TO EFFECTIVELY EXPAND OUR DIGITAL BUSINESSES.

    We have implemented the early stages of our planned expansion into various digital businesses. Our entrance into these markets poses certain unique risks. For example, we may be unable to:

    - raise the amount of capital necessary to effectively participate in these businesses;

    - develop, hire or otherwise obtain the necessary technical expertise;

    - accurately predict the size of the markets for any of these services; or

    - compete effectively against other companies who possess greater technical expertise, capital or other necessary resources.

    In addition, the business partners upon whom we depend for technical and management expertise, as well as the hardware and software products we need to complement our services, may not perform as expected.

OPERATIONAL RISKS

WE HAVE A HISTORY OF NET LOSSES.

    Our net losses are primarily attributable to significant non-cash charges and interest expense associated with our acquisition and growth strategies. The non-cash charges consist primarily of:

    - depreciation expenses associated with the expansion of storage capacity;
      and

    - goodwill amortization associated with acquisitions accounted for under the purchase method.

    Our primary financial goal has been, and will continue to be, to increase consolidated Adjusted EBITDA(1) in relation to capital invested, even as we shift our focus from growth through acquisitions to internal revenue growth. We define Adjusted EBITDA as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for other income (expense), merger-related expenses, stock option compensation expense and minority interest. Adjusted EBITDA is a source of funds for investment in continued growth and for servicing debt.

    Having an objective of increasing consolidated Adjusted EBITDA may negatively affect other measures of financial performance, such as net income. In addition, execution of our growth strategy could result in future net losses due to increased interest expense associated with borrowings and increased depreciation and amortization expenses.

OUR CUSTOMERS MAY SHIFT FROM PAPER STORAGE TO ALTERNATIVE TECHNOLOGIES THAT REQUIRE LESS PHYSICAL SPACE.

    We derive most of our revenues from the storage of paper documents and related services. This storage requires significant physical space. Alternative storage technologies exist, many of which require significantly less space than paper. These technologies include computer media, microform, CD-ROM and optical disk. To date, none of these technologies has replaced paper as the principal means for storing information. However, we can provide no assurance that our customers will continue to store most of their records in paper format. A significant shift by our customers to storage of data through non-paper based technologies, whether now existing or developed in the future, could adversely affect our business.

WE MAY BE SUBJECT TO CERTAIN COSTS AND POTENTIAL LIABILITIES ASSOCIATED WITH THE REAL ESTATE REQUIRED FOR OUR BUSINESSES.

    Because our businesses are heavily dependent on real estate, we face special risks attributable to the real estate we own or operate. Such risks include:

    - variable occupancy costs and difficulty locating suitable sites due to fluctuations in the real estate market;

    - uninsured losses or damage to our storage facilities due to an inability to obtain full coverage on a cost-effective basis for some casualties, such as earthquakes, or any coverage for certain losses, such as losses from riots or terrorist activities;

    - loss of our investment in, and anticipated profits and cash flow from, damaged property that is uninsured;

    - liability under certain environmental laws for the costs of investigation and cleanup of contaminated real estate owned or leased by us, whether or not we know of, or were responsible for, the contamination, or the contamination occurred while we owned or leased the property;

------------------------

1 Adjusted EBITDA and Adjusted EBITDA-based calculations are used by the holders of our publicly issued debt as important criteria for evaluating our business and, as a result, all of our bond indentures contain covenants in which Adjusted EBITDA-based calculations are used as the primary measure of financial performance. In addition, we use Adjusted EBITDA as the basis for evaluating the performance of and allocating resources to our internal operating segments. However, you should not consider EBITDA or Adjusted EBITDA to be substitutes for operating or net income (as determined in accordance with generally accepted accounting principles, or GAAP) as indicators of our performance or to cash flow from operations (as determined in accordance with GAAP) as measures of liquidity.

    - third party claims resulting from the off-site migration of contamination initiating on real estate that we own or operate, or exposure to hazardous substances, including asbestos-containing materials, located on our property; and

    - an inability to sell, rent, mortgage or use contaminated real estate owned or leased by us.

    Some of our current and formerly owned or operated properties were previously used for industrial or other purposes that involved the use, storage, generation and/or disposal of hazardous substances and wastes and petroleum products. In some instances these properties included the operation of underground storage tanks. Although we have from time to time conducted limited environmental investigations and remedial activities at some of our former and current facilities, we have not undertaken an in-depth environmental review of all of our properties. We therefore may be potentially liable for environmental costs like those discussed above.

INTERNATIONAL OPERATIONS MAY POSE UNIQUE RISKS.

    As of December 31, 2001, we provided services in 44 markets outside the United States. As part of our growth strategy, we expect to continue to acquire records and information management services businesses in foreign markets. International operations are subject to numerous risks, including:

    - the risk that the business partners upon whom we depend for technical assistance or management and acquisition expertise outside of the United States will not perform as expected;

    - the impact of foreign government regulations;

    - the volatility of certain foreign economies in which we operate;

    - political uncertainties;

    - differences in business practices; and

    - foreign currency fluctuations.

    In particular, our net income can be significantly affected by fluctuations in foreign currencies associated with the U.S. dollar denominated debt of some of our foreign subsidiaries and certain intercompany balances between our domestic entities and our foreign subsidiaries.

WE FACE COMPETITION FOR CUSTOMERS.

    We compete with our current and potential customers' internal records and information management services capabilities. We can provide no assurance that these organizations will begin or continue to use an outside company, such as our company, for their future records and information management services needs or that they will use us to provide these services. We also compete with multiple records and information management services providers in all geographic areas where we operate.

INDEBTEDNESS AND OTHER RISKS

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We have substantial indebtedness, which could have important consequences to you. The risks associated with our substantial indebtedness include:

    - sensitivity to adverse economic conditions;

    - inability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

    - limits on our flexibility in planning for, or reacting to, changes in our business and the records and information management services industry;

    - limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness or to fund our other liquidity needs;

    - inability to generate sufficient funds to cover required interest or principal amortization payments; and

    - restrictions on our ability to refinance our indebtedness on commercially reasonably terms.

    Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions and for general corporate purposes, which would increase the associated risks.

RESTRICTIVE LOAN COVENANTS MAY LIMIT OUR ABILITY TO PURSUE OUR GROWTH STRATEGY.

    Our credit facility and our indentures contain covenants restricting or limiting our ability to, among other things:

    - incur additional indebtedness;

    - pay dividends or make other restricted payments;

    - make asset dispositions;

    - create or permit liens; and

    - make capital expenditures and other investments.

    These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.

CERTAIN PROVISIONS IN OUR GOVERNING DOCUMENTS AND INDENTURES, AND THE COMPOSITION OF OUR SHAREHOLDERS, MIGHT DISCOURAGE OR PREVENT THIRD PARTIES FROM ACQUIRING CONTROL OF OUR OUTSTANDING CAPITAL STOCK.

    Certain provisions of our articles of incorporation, our bylaws and existing indentures might discourage or prevent a third party from acquiring actual or potential control of us by:

    - making it more difficult to consummate certain types of transactions such as mergers, tender offers or proxy contests;

    - limiting shareholders' ability to quickly change the composition of our board of directors due to our classified board of directors;

    - allowing existing management to exercise significant control over our affairs during periods where we are threatened by a change in control;

    - allowing our board of directors to issue shares of preferred stock in the future without further shareholder approval and with full discretion as to terms, conditions, rights, privileges and preferences; and

    - requiring that we offer to purchase all or some of our outstanding senior subordinated notes and other publicly issued notes in certain circumstances that amount to a change of control under our indentures.

    In addition, because relatively few large shareholders control a significant percentage of our voting power, these shareholders may:

    - prevent certain types of transactions involving an actual or potential change of control of us, including transactions made at prices above the prevailing market price of our common stock; and

    - significantly affect the election of our directors who, in turn, control our management and affairs.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in thousands):

                                                                                                    NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                             ----------------------------------------------------   -----------------
                                               1996       1997       1998       1999       2000           2001
                                             --------   --------   --------   --------   --------   -----------------
Ratio of earnings to fixed charges.........    1.1x      0.9x(1)     1.1x       1.1x      0.9x(1)         0.9x(1)

------------------------

(1) We reported a loss from continuing operations before provision (benefit) for income taxes and minority interest, for the years ended December 31, 1997 and December 31, 2000 and for the nine months ended September 30, 2001. We would have needed to generate additional income from operations before provision for income taxes and minority interest of $4,601, $18,032 and $7,786 to cover our fixed charges of $37,489, $154,975 and $133,292, respectively.

    The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income (loss) from continuing operations before provision (benefit) for income taxes and minority interest. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, amortization of debt discounts and deferred financing costs, whether expensed or capitalized.

                                USE OF PROCEEDS

    Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include acquisitions, investments and the repayment of indebtedness outstanding at a particular time. Pending this utilization, the proceeds from the sale of the offered securities will be invested in short-term, dividend-paying or interest-bearing investment grade securities.

    IM Capital Trust will use all net proceeds from the sale of its trust preferred securities and its trust common securities to purchase our debt securities.

                       DESCRIPTION OF OUR DEBT SECURITIES

    The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by substantially all of our direct and indirect wholly owned domestic subsidiaries. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

    We have filed copies of the forms of indentures as exhibits to the registration statement of which this prospectus is part and will file any final indentures and supplemental indentures if we issue debt securities. You should refer to those indentures for the complete terms of the debt securities. See "Where You Can Find More Information." In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

GENERAL

    We may issue debt securities that rank "senior," "senior subordinated" or "subordinated." The debt securities that we refer to as "senior securities" will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with our outstanding senior subordinated indebtedness and any other senior subordinated indebtedness. We refer to these as "senior subordinated securities." We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "subordinated securities." We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one each for the senior securities, the senior subordinated securities and the subordinated securities.

    We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

    We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities and we may appoint a successor trustee to act with respect to that series.

    The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

    - the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

    - the aggregate principal amount of the securities;

    - the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

    - if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

    - the stated maturity date;

    - any fixed or variable interest rate or rates per annum;

    - the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

    - the date from which interest may accrue and any interest payment dates;

    - any sinking fund requirements;

    - any provisions for redemption, including the redemption price and any remarketing arrangements;

    - whether the securities are denominated or payable in U.S. dollars or a foreign currency or units of two or more foreign currencies;

    - the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

    - whether we will issue the debt securities in certificated or book-entry form;

    - whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

    - whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

    - the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

    - whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

    - the subordination provisions, if any, relating to the debt securities;

    - if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

    - whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

    - the provisions relating to any security provided for the debt securities; and

    - the provisions relating to any guarantee of the debt securities.

    We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as "original issue discount securities." If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

    Except as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

    Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

    If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

    - to the person in whose name the debt security is registered at the close of business on a special record date we will fix; or

    - in any other lawful manner as the applicable indenture describes.

    You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

    You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

    You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company. However, we may not take any of these actions unless all of the following conditions are met:

    - If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

    - Immediately after the consolidation or merger or sale of assets we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default without regard to notice obligations or the length of time of the default.

CERTAIN COVENANTS

    PROVISION OF FINANCIAL INFORMATION. We will deliver to the trustee a copy of our annual report to shareholders, our reports on Forms 10-K, 10-Q and 8-K and any other reports that we are required to file with the SEC pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934.

    ADDITIONAL COVENANTS. Any additional or different covenants, or modifications to these covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

EVENTS OF DEFAULT AND RELATED MATTERS

    EVENTS OF DEFAULT.  The term "event of default" means any of the following:

    - we do not pay the principal or any premium on a debt security on its due date;

    - we do not pay interest on a debt security within 30 days of its due date;

    - we do not deposit any sinking fund payment on its due date;

    - we fail to comply with any "change of control" covenant included in the applicable indenture;

    - we remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. Either the trustee or the holders of 25% in principal amount of debt securities of the affected series may send the notice;

    - we default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

    - we or one of our "significant subsidiaries" files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; and

    - any other event of default, or modification of any of the foregoing events of default, described in the applicable prospectus supplement occurs.

    The term "significant subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).

    REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a "declaration of acceleration of maturity." If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

    The trustee will be required to give notice to the holders of debt securities within 90 days of a default of which the trustee has knowledge under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

    Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

    Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    - you must give the trustee written notice that an event of default has occurred and remains uncured;

    - the holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity satisfactory to the trustee against the costs, expenses and other liabilities of taking that action;

    - the trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity; and

    - the trustee does not receive direction contrary to the holders' written request, within 60 days following receipt of the holders' written request, from holders of a majority in principal amount of the outstanding securities of that series.

    However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

    Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

MODIFICATION OF AN INDENTURE

    There are three types of changes we can make to the indentures and the debt securities:

    CHANGES REQUIRING YOUR APPROVAL. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

    - reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

    - reduce the principal of or change the fixed maturity of any security or change any of the redemption provisions in a manner adverse to you;

    - reduce the rate of or change the time for payment of interest on any debt security;

    - waive a default in the payment of principal of or premium, if any, or interest on any debt security (except a rescission of acceleration of such debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities and a waiver of the payment default that resulted from such acceleration);

    - make any debt security payable in money other than that stated in such debt security;

    - make any change in the provisions of the indenture relating to waivers of past defaults or your right to receive payments of principal of or premium, if any, or interest on the debt securities;

    - except under certain circumstances described in the applicable prospectus supplement, waive a redemption payment with respect to any debt security;

    - if the debt securities are guaranteed, other than as described in the applicable prospectus supplement, release any guarantor from its obligations under its subsidiary guarantee, or change any subsidiary guarantee in any manner that would materially adversely affect you; or

    - make any change in the foregoing amendment and waiver provisions.

    CHANGES REQUIRING A MAJORITY VOTE. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of a majority of the principal amount of the particular series of debt securities affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

    CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

    FURTHER DETAILS CONCERNING VOTING. Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "--Discharge, Defeasance and Covenant Defeasance--Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

DEFEASANCE AND COVENANT DEFEASANCE

    FULL DEFEASANCE. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we deliver certain certificates and opinions to the trustee and put in place the following arrangements to repay you:

    - We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. If the debt securities are denominated in a foreign currency, then we may deposit foreign government notes or bonds.

    - The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

    - We must deliver to the trustee a legal opinion confirming the tax law change described above.

    - No default shall be in effect on the date of deposit or, insofar as bankruptcy and insolvency defaults are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy law insofar as those apply to the deposit by us).

    - The full defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound.

    - We must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and various other opinions of counsel and officers' certificates.

    If we did accomplish a full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. The trust deposit would, however, most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

    Notwithstanding the foregoing, the following rights and obligations shall survive full defeasance:

    - your rights to receive payments from the trust when payments are due;

    - our obligations relating to registration and transfer of securities and lost or mutilated certificates;

    - our obligations to maintain a payment office and to hold moneys for payment in trust;

    - the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

    - the provisions of the indenture relating to defeasance.

    COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do certain things, including the following:

    - we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds (or, in the case of debt securities denominated in a foreign currency, foreign government notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

    - we must deliver to the trustee a legal opinion confirming that under current federal tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves;

    - no default shall be in effect on the date of deposit or, insofar as bankruptcy and insolvency defaults are concerned, at any time in the period ending on the 91st day after the date of deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy law insofar as those apply to the deposit by us);

    - the covenant defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which we are a party or by which we are bound; and

    - we must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and various other opinions of counsel and officers' certificates.

    If we accomplish covenant defeasance, we will be released from certain covenants that we will describe in the applicable prospectus supplement. If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

SUBORDINATION

    We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

    - the indebtedness ranking senior to the debt securities being offered;

    - the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

    - the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

    - provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which the debt securities are convertible into shares of our common or preferred stock will be set forth in the prospectus supplement relating thereto. Such terms will include whether the debt securities are convertible into shares of our common or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion.

GLOBAL SECURITIES

    If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series, in whole or in part, in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

                        DESCRIPTION OF OUR CAPITAL STOCK

    The description below summarizes the more important terms of our capital stock. We have previously filed with the SEC copies of our articles of incorporation and bylaws, as amended. See "Where You Can Find More Information." You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

GENERAL

    Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

PREFERRED STOCK

    We are authorized to issue up to 10,000,000 shares of preferred stock, $0.01 par value per share.

    This section describes the general terms and provisions of our preferred stock that we may offer from time to time. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement. We will file a copy of the statement with respect to shares that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these statements with respect to shares will be incorporated by reference into the registration statement of which this prospectus is a part. Each statement with respect to shares will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable statement with respect to shares, our articles of incorporation and the applicable prospectus supplement for more specific information.

    Our board of directors has been authorized, subject to limitations provided in our articles of incorporation, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

    With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

    - the designation of the series;

    - the number of shares within the series;

    - whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

    - the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

    - whether the shares are redeemable, the redemption price and the terms of redemption;

    - the amount payable to a holder for each share owned if we are dissolved or liquidated;

    - whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

    - any restrictions on issuance of shares in the same series or any other series; and

    - your voting rights for the shares you own.

    Holders of our preferred stock will not have preemptive rights with respect to shares of our preferred stock. In addition, rights with respect to shares of our preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

    As described under "Description of Our Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

    We currently plan to retain EquiServe Trust Company, N.A. as the registrar and transfer agent of any series of our preferred stock.

COMMON STOCK

    VOTING RIGHTS. Holders of common stock are entitled to one vote per share on each matter to be decided by our shareholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. Pursuant to our articles of incorporation, there are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

    DIVIDEND RIGHTS AND LIMITATIONS. Holders of common stock will be entitled to receive ratably any dividends or distributions that our board of directors may declare from time to time out of funds legally available for this purpose.

    Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures. See "--Preferred Stock."

    LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.

    MISCELLANEOUS. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

    Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

    - amount and number of shares offered;

    - the initial offering price, if any, and market price; and

    - information with respect to dividends.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021. Its telephone number is (781) 575-2000.

                      DESCRIPTION OF OUR DEPOSITARY SHARES

GENERAL

    The description shown below, and in any applicable prospectus supplement, of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the SEC at or before the time of the offering of the applicable series of preferred stock. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

    We may, at our option, elect to offer depositary shares representing fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will disclose the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each holder of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

    Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

DISTRIBUTIONS

    A depositary will be required to distribute all cash distributions received in respect of the applicable preferred stock to the record holders of depositary shares in proportion to the number of depositary shares held by the holders on the relevant record date, which will be the same as the record date fixed by us for the applicable series of preferred stock. Fractions will be rounded down to the nearest whole cent.

    If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary shares entitled thereto, in proportion, as nearly as practicable, to the number of depositary shares owned by those holders on the relevant record date, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

    Depositary shares that represent preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

WITHDRAWAL OF PREFERRED STOCK

    Holders of depositary shares may receive the number of whole shares of the applicable series of preferred stock and any money or other property represented by those depositary shares after surrendering the depositary receipts at the corporate trust office of the depositary and paying the charges provided in the depositary agreement. Partial shares of preferred stock will not be issued. If the depositary receipts that a holder surrenders evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once a holder has withdrawn the holder's preferred stock, the holder will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

REDEMPTION OF DEPOSITARY SHARES

    If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those depositary shares representing the preferred stock so redeemed from the proceeds received by it in connection with the redemption. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

    After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of preferred stock represented by depositary shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary shares. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will try, as practical, to vote the depositary shares as instructed by the record holder of depositary shares. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If a record holder of depositary shares does not instruct the depositary how to vote the holder's depositary shares, the depositary will abstain from voting those shares.

LIQUIDATION PREFERENCE

    Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as shown in the applicable prospectus supplement.

CONVERSION OR EXCHANGE OF PREFERRED STOCK

    The depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require holders of depositary shares to surrender all of their depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into a different class of our securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If a holder of depositary shares is converting only a part of the depositary shares, the depositary will issue the holder a new depositary receipt for any unconverted depositary shares.

TAXATION

    A holder of depositary shares will be treated for U.S. federal income tax purposes as if it were a holder of the series of preferred stock represented by the depositary shares. Therefore, the holder of depositary shares will be required to take into account for U.S. federal income tax purposes income and deductions to which it would be entitled if it were a holder of the underlying series of preferred stock. In addition:

    - no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares provided in the deposit agreement;

    - the tax basis of each share of preferred stock issued to a holder as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

    - if a holder held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which the holder owned the depositary shares.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    We and the applicable depositary are permitted to amend the form of the depositary receipt and the provisions of the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or materially and adversely alters the rights of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

    Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that event occurs, the depositary will be required to deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary shares. In addition, a deposit agreement will automatically terminate if:

    - all outstanding depositary shares have been redeemed;

    - there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

    - each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

CHARGES OF A DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. However, holders of depositary shares will pay any transfer taxes or other governmental charges and the fees and expenses of a depositary, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

MISCELLANEOUS

    A depositary will be required to forward to holders of depositary shares any reports and communications that it receives from us with respect to the related preferred stock. Holders of depository shares will be able to inspect the transfer books of the depository and the list of holders of depositary shares upon reasonable notice.

    Neither we nor a depositary will be liable if either of us are prevented from, or delayed in performing, by law or any circumstances beyond our control, our obligations under a deposit agreement. Our obligations and those of the depositary under a deposit agreement will be limited to performing our duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary shares, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

    If a depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

                          DESCRIPTION OF OUR WARRANTS

    This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement.

    We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, our debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

    In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

    - the offering price;

    - the number of warrants offered;

    - the securities underlying the warrants;

    - the exercise price, the amount of securities you will receive upon exercise, the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

    - the rights, if any, we have to redeem the warrants;

    - the date on which the warrants will expire;

    - U.S. federal income tax consequences;

    - the name of the warrant agent; and

    - any other terms of the warrants.

    Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

    The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

    DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

    We may issue contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders' obligations to purchase the common stock under the stock purchase contracts. We refer to these units herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

    The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    If and when IM Capital Trust issues trust preferred securities, its declaration of trust will be replaced by an amended and restated declaration of trust which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. The form of amended and restated declaration of trust is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

    The terms of the trust preferred securities will include those stated in IM Capital Trust's declaration of trust, as it may be amended and restated from time to time, and those made a part of that declaration by the Trust Indenture Act of 1939. This section describes the general terms and provisions of IM Capital Trust's amended and restated declaration of trust and the trust securities IM Capital Trust may offer from time to time. The applicable prospectus supplement will describe the specific terms of the amended and restated declaration of trust and the trust preferred securities offered through that prospectus supplement. Any final amended and restated declaration of trust will be filed with the SEC if IM Capital Trust issues trust preferred securities. A holder of trust preferred securities should read the applicable prospectus supplement and the amended and restated declaration of trust for more specific information.

    The prospectus supplement relating to the trust preferred securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the designation of the trust preferred securities;

    - the number of trust preferred securities to be issued;

    - the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

    - whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

    - the amounts that will be paid out of the assets of IM Capital Trust, after the satisfaction of liabilities to creditors of IM Capital Trust, to the holders of trust preferred securities upon dissolution, winding up or termination of IM Capital Trust;

    - any repurchase, redemption or exchange provisions;

    - any preference or subordination rights upon a default or liquidation of IM Capital Trust;

    - any voting rights of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to a specified action or amendments to the declaration of trust;

    - terms for any conversion or exchange of the related series of our debt securities or the trust preferred securities into other securities;

    - any rights to defer distributions on the trust preferred securities by extending the interest payment period on the related series of our debt securities;

    - any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities; and

    - any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

    The regular trustee, on behalf of IM Capital Trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust preferred and trust common securities will represent undivided beneficial ownership interests in the assets of IM Capital Trust. Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

    The only source of cash to make payments on the trust preferred securities issuable by IM Capital Trust will be payments on debt securities IM Capital Trust purchases from us. The property trustee of IM Capital Trust will hold legal title to the debt securities IM Capital Trust purchases in trust for the benefit of the holders of its trust preferred securities. If IM Capital Trust is dissolved, after satisfaction of IM Capital Trust's creditors, the property trustee may distribute the debt securities held in trust on a proportionate basis to the holders of trust preferred and trust common securities.

    We will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The terms of our guarantee will be set forth in the applicable prospectus supplement and are summarized under the caption "Description of the Trust Preferred Securities Guarantee" included elsewhere in this prospectus. The guarantee will not guarantee the payment of distributions, as defined below, or any amounts payable on redemption or liquidation of the trust preferred securities when IM Capital Trust does not have funds available to make these payments.

    In the applicable prospectus supplement we will also describe certain material U.S. federal income tax consequences and special considerations applicable to the trust preferred securities.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

    If and when IM Capital Trust issues trust preferred securities, we will fully and unconditionally guarantee payments on the trust preferred securities as described in this section, any applicable prospectus supplement and the guarantee executed by us in connection with the issuance of the trust preferred securities. The Bank of New York, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

    This section describes the general terms and provisions of our trust preferred securities guarantee. The applicable prospectus supplement will describe the specific terms of the trust preferred securities guarantee. The form of trust guarantee is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We will file with the SEC a final guarantee if IM Capital Trust issues trust preferred securities. A holder of trust preferred securities should refer to the applicable prospectus supplement and to the full text of our guarantee and those terms made a part of the guarantee by the Trust Indenture Act of 1939 for more specific information.

    We will irrevocably and unconditionally agree to pay in full to holders of trust preferred securities the following amounts to the extent not paid by IM Capital Trust:

    - any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by IM Capital Trust, if and to the extent that we have made corresponding payments on the debt securities to the property trustee of IM Capital Trust; and

    - payments upon the dissolution of IM Capital Trust equal to the lesser of:

     (1) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent IM Capital Trust has funds legally available for those payments; and

     (2) the amount of assets of IM Capital Trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of IM Capital Trust.

    We will not be required to make these liquidation payments if:

    - IM Capital Trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

    - IM Capital Trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

    We may satisfy our obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing IM Capital Trust to make the payment to them.

    The guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT WE HAVE MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF WE DO NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, IM CAPITAL TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND WE WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

    The obligations under the debt securities, the associated indenture, IM Capital Trust's declaration of trust and our related guarantee, taken together, will provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities.

IRON MOUNTAIN COVENANTS

    In the guarantee, we will agree that, as long as any trust preferred securities issued by IM Capital Trust are outstanding, we will not make the payments and distributions described below if:

    - we are in default on our guarantee payments or other payment obligations under the related guarantee;

    - any trust enforcement event under IM Capital Trust's declaration of trust has occurred and is continuing; or

    - we elect to defer payments of interest on the related debt securities by extending the interest payment period, and that deferral period is continuing.

    In these circumstances, we will agree that we will not:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debt securities we issue to IM Capital Trust or make any guarantee payments with respect to any guarantee by us of the debt of any of our subsidiaries if that guarantee ranks equally with or junior in interest to the debt securities we issue to IM Capital Trust.

    However, even during these circumstances, we may:

    - purchase or acquire our capital stock in connection with the satisfaction of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring us to purchase our capital stock (other than a contract or security ranking expressly by its terms on a parity with or junior to the debt securities);

    - reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock;

    - purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

    - declare dividends or distributions in our capital stock where the dividend stock is the same stock as that on which the dividend is being paid;

    - redeem, repurchase or issue any rights pursuant to a rights agreement; and

    - make payments under the guarantee related to the trust preferred securities.

    In addition, as long as trust preferred securities issued by IM Capital Trust are outstanding, we will agree that we will:

    - remain the sole direct or indirect owner of all the outstanding trust common securities of IM Capital Trust, except as permitted by its declaration of trust;

    - permit the trust common securities of IM Capital Trust to be transferred only as permitted by its declaration of trust; and

    - use reasonable efforts to cause IM Capital Trust to continue to be treated as a grantor trust for U.S. federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in its declaration of trust, in which case IM Capital Trust would be dissolved.

AMENDMENTS AND ASSIGNMENT

    We and the guarantee trustee may amend the guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, we and the guarantee trustee may amend the guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by IM Capital Trust.

    We may assign our obligations under the guarantee only in connection with a consolidation, merger or asset sale involving us that is permitted under the indenture governing the debt securities.

TERMINATION OF THE GUARANTEE

    Our guarantee will terminate upon:

    - full payment of the redemption price of all trust preferred securities of IM Capital Trust;

    - distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred and trust common securities of IM Capital Trust in exchange for all the securities issued by IM Capital Trust; or

    - full payment of the amounts payable upon liquidation of IM Capital Trust.

    The guarantee will, however, continue to be effective, or will be reinstated, if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

    We will specify in the applicable prospectus supplement the ranking of the guarantee with respect to our capital stock and other liabilities, including other guarantees.

    The guarantee will be deposited with the guarantee trustee to be held for the benefit of the holders of the trust preferred securities. The guarantee trustee will have the right to enforce the guarantee on the holders' behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by IM Capital Trust will have the right to direct the time, method and place of:

    - conducting any proceeding for any remedy available to the applicable guarantee trustee; or

    - exercising any trust or other power conferred upon that guarantee trustee under the guarantee.

    The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against us to enforce the payment rights under the guarantee, without first instituting a legal proceeding against IM Capital Trust or any other person or entity.

    If the guarantee trustee fails to enforce the guarantee or we fail to make a guarantee payment, a holder of the trust preferred securities may institute a legal proceeding directly against us to enforce the holder's rights under that guarantee without first instituting a legal proceeding against IM Capital Trust, the guarantee trustee or any other person or entity.

PERIODIC REPORTS UNDER GUARANTEE

    We will be required to provide annually to the guarantee trustee a statement as to our performance of our obligations and our compliance with all conditions under the guarantee.

DUTIES OF GUARANTEE TRUSTEE

    The guarantee trustee normally will perform only those duties specifically set forth in the guarantee. The guarantee will not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the trust preferred securities only if the guarantee trustee is offered security and indemnity satisfactory to it.

 RELATIONSHIP AMONG THE DEBT SECURITIES, THE TRUST PREFERRED SECURITIES AND THE
                      TRUST PREFERRED SECURITIES GUARANTEE

    To the extent set forth in the guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the trust preferred securities. If and to the extent we do not make payments on the debt securities to the property trustee, IM Capital Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover any payment of distributions or other amounts due on the trust preferred securities unless IM Capital Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the debt securities, the associated indenture, IM Capital Trust's declaration of trust and our related guarantee will provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of IM Capital Trust's payment obligations under the trust preferred securities.

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust preferred securities because of the following factors:

    - the aggregate principal amount of the debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities;

    - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

    - we, as issuer of the debt securities, will pay, and IM Capital Trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of IM Capital Trust, other than with respect to the trust preferred securities; and

    - the declaration of trust will further provide that IM Capital Trust will not engage in any activity that is not consistent with the limited purposes of IM Capital Trust.

    Notwithstanding anything to the contrary in the indenture, we have the right to set off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

    The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due, taking account of any extension period, the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against IM Capital Trust, the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under IM Capital Trust's declaration of trust to the extent of any payment made by us to that holder.

    If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

    The trust preferred securities evidence undivided beneficial ownership interests in the assets of IM Capital Trust, and IM Capital Trust exists for the sole purpose of issuing and selling the trust preferred and trust common securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of our debt securities is that a holder of our debt securities is entitled to receive from us the principal amount of, and interest accrued on, the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from IM Capital Trust, or from us under the guarantee, only if, and to the extent, IM Capital Trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution of IM Capital Trust involving the redemption or repayment of the debt securities, the holders of the trust preferred securities will be entitled to receive, out of assets held by IM Capital Trust, subject to the rights of creditors of IM Capital Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the guarantee and, as issuer of the debt securities, we have agreed to pay for all costs, expenses and liabilities of IM Capital Trust other than IM Capital Trust's obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of us would be substantially the same.

   DESCRIPTION OF CERTAIN PROVISIONS OF PENNSYLVANIA LAW AND OUR ARTICLES OF
                            INCORPORATION AND BYLAWS

    We are organized as a Pennsylvania corporation. The following is a summary of our articles of incorporation and by-laws and certain provisions of Pennsylvania law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire articles of incorporation and by-laws, copies of which we have previously filed with the SEC, see "Where You Can Find More Information," or refer to the provisions of Pennsylvania law.

    Pennsylvania law, our articles of incorporation and our bylaws contain some provisions that could delay or make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

PENNSYLVANIA ANTI-TAKEOVER STATUTORY PROVISIONS

    We are subject to the anti-takeover provisions of Section 2538 and Sections 2551-2556 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), which in certain cases impose restrictions on, including providing for supermajority shareholder approval of, business combinations involving us and any "interested shareholder." "Interested shareholder" includes generally, in the case of Section 2538, shareholders who are a party to the business combination or who are treated differently from other shareholders, and, in the case of Sections 2551-2556, shareholders beneficially owning 20% or more of the voting power of a "registered" corporation, such as us, or an affiliate or associate of such corporation which, during the prior five year period, beneficially owned 20% or more of the voting power of such corporation. The term "business combination" is broadly defined to include various transactions including mergers, consolidations, asset sales and other similar transactions. The PBCL provides for further statutory anti-takeover provisions relating to control transactions, control-share acquisitions and disgorgement. We have specifically opted out of these provisions pursuant to our articles of incorporation.

    The PBCL also provides that when making decisions concerning takeovers or any other matters, the directors of a corporation may consider, to the extent that they deem appropriate, among other things, (1) the effects of any proposed transaction upon any or all groups affected by the transaction, including, among others, shareholders, employees, suppliers, customers, creditors and communities in which we have offices, (2) the short-term and long-term interests of the corporation and (3) the resources, intent and conduct of the person seeking control.

CLASSIFIED BOARD OF DIRECTORS AND OTHER PROVISIONS OF OUR ARTICLES OF
  INCORPORATION AND BYLAWS

    Our bylaws provide that, other than directors to be elected by holders of any series of preferred stock, our board of directors is to be composed of three classes, with staggered three-year terms, each class to be as nearly equal in number as reasonably possible. Accordingly, at each annual meeting of shareholders, only approximately one-third of the directors will be elected. The classification of directors has the effect of making it more difficult to change the composition of our board of directors.

    Our bylaws provide that a vacancy on the board of directors, including a vacancy created by an increase in the size of the board of directors by the directors, may be filled by a majority of the remaining directors, or by a sole remaining director, or by the shareholders, and each person so elected shall be a director to serve for the balance of the unexpired term of that class of directors. Likewise, under the PBCL, without an unanimous vote, shareholders may only remove directors for cause. These provisions are to ensure that a third party would be precluded from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

    Certain other provisions of our articles of incorporation and bylaws could also have the effect of preventing or delaying any change in control of us, including:

    - the advance notification procedures imposed on shareholders for shareholder nominations of candidates for the board of directors and for other shareholder business to be conducted at annual or special meetings;

    - the absence of authority for shareholders to call special shareholder meetings, except in certain limited circumstances mandated by the PBCL; and

    - the absence of authority for shareholder action by unanimous or partial written consent in lieu of an annual or special meeting.

    These provisions, the classified board of directors and statutory anti-takeover provisions, could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by the PBCL, our bylaws provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of our bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of our taxes pursuant to local, Pennsylvania or federal law. These provisions offer persons who serve on the board of directors protection against awards of monetary damages for negligence in the performance of their duties.

    Our bylaws also provide that directors or officers made a party to, or threatened to be made a party to, or otherwise involved in, any proceeding, because he or she is or was a representative of us or is or was serving as a representative of another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, on our behalf, shall be indemnified and held harmless by us to the fullest extent permitted by Pennsylvania law against all expenses, liabilities and losses reasonably incurred by or imposed upon him or her, in connection with any threatened, pending or completed action, suit or proceeding. Indemnification is not available, however, if a court determines that the act or failure to act giving rise to the claim constitutes willful misconduct or recklessness.

    Pursuant to our bylaws, amending the provisions to reduce the limitation of director's liability or limit the right to indemnification requires unanimous vote of the directors or a majority vote of the shareholders.

                              PLAN OF DISTRIBUTION

    We and IM Capital Trust may sell the offered securities to one or more underwriters for public offering and sale by them. We and IM Capital Trust may also sell the offered securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of the offered securities in the applicable prospectus supplement.

    The distribution of offered securities may be effected from time to time in one or more transactions at:

    - a fixed price or varying prices;

    - market prices prevailing at the time of sale;

    - prices related to the market prices; or

    - negotiated prices.

    In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

    Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements with us and/or IM Capital Trust, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimbursement by us and/or IM Capital Trust for certain expenses.

    If an underwriter or underwriters are used in the offer or sale of securities, we and/or IM Capital Trust will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and the names of the underwriters and the principal terms of our and/or IM Capital Trust's agreements with the underwriters will be provided in the applicable prospectus supplement.

    If we so indicate in the prospectus supplement, we and IM Capital Trust may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or IM Capital Trust at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

    Unless otherwise specified in the related prospectus supplement, each series of offered securities, other than shares of common stock, will be a new issue with no established trading market. Any shares of common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. We and IM Capital Trust may elect to list any other series or class of offered securities on an exchange or on the Nasdaq National Market, but are not obligated to do so. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in those offered securities. Underwriters will not be obligated to make any market, however, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, any offered securities.

    Certain of the underwriters and their affiliates may engage in transactions with and perform services for us in the ordinary course of business for which they receive compensation.

    The specific terms and manner of sale of the offered securities will be shown or summarized in the applicable prospectus supplement.

                       VALIDITY OF THE OFFERED SECURITIES

    Sullivan & Worcester LLP, Boston, Massachusetts, will pass upon the validity of the debt securities, preferred stock, depositary shares, common stock, warrants, guarantees, stock purchase contracts and stock purchase units. As to certain matters of Pennsylvania law, Sullivan & Worcester LLP will rely upon an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Jas. Murray Howe is of counsel to Sullivan & Worcester LLP and beneficially owns 45,000 shares of common stock.

    The validity of the trust preferred securities to be issued by IM Capital Trust, and the enforceability of its declaration of trust and the creation of IM Capital Trust, will be passed upon by Richards, Layton and Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

    The consolidated financial statements of Iron Mountain Incorporated and its subsidiaries for the three years ended December 31, 2000, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended December 31, 2000, dated March 23, 2001 and incorporated by reference into this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In their report on Iron Mountain's consolidated financial statements, that firm states that, with respect to certain subsidiaries, its opinion is based on the report of RSM Robson Rhodes, independent public accountants. The consolidated financial statements and supporting schedule referred to above have been incorporated by reference herein in reliance upon the authority of those two firms as experts in giving said reports.

    The consolidated financial statements of Iron Mountain Incorporated (f/k/a Pierce Leahy Corp.), and its subsidiaries for the three years ended
December 31, 1999, and its supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended
December 31, 1999, dated March 30, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Data Base, Inc. and Affiliate for the three years ended December 31, 1998, included in Iron Mountain's Current Report on Form 8-K dated April 16, 1999, have been audited by Moss Adams LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of Data Storage Center, Inc. as of December 31, 1998 and 1999, and for the years then ended, included in Iron Mountain Incorporated's Current Report on Form 8-K dated May 15, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange where reports, proxy statements and other information concerning us can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

    We incorporate by reference the following documents filed by us:

    - Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001.

    - Current Reports on Form 8-K filed March 23, 2001, April 3, 2001, September 7, 2001, September 17, 2001 and December 13, 2001.

    - The description of our common stock contained in the Registration Statement on Form 8-A dated May 27, 1997, including all amendments and reports filed for the purpose of updating such description.

    In addition to the documents listed above, we incorporate by reference any future filings made by us, including filings made prior to the effectiveness of this registration statement, with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering of the securities made by this prospectus is completed or terminated.

    We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4799, Attention:
Investor Relations.